Exhibit 10.11

PAETEC Corp.

Description of Annual Bonus Plan

PAETEC Corp. (the “Company”) maintains an annual bonus plan for the benefit of its corporate officers, including executive officers, and all full-time and part-time non-commissioned employees of the Company and its subsidiaries.

Under the plan, the Board of Directors or the Compensation Committee of the Board of Directors establishes annual financial and operating performance targets that determine a Company bonus percentage and a maximum Company bonus pool for the year. For 2005, these financial and operating performance targets include revenue, EBITDA (cash flow) and capital budget targets.

A standard bonus percentage for each corporate officer and other eligible employee is then calculated by multiplying the Company bonus percentage by a multiple that is based on the employee’s employment classification level within the Company. The employee’s standard bonus target is then calculated by multiplying the employee’s annual base salary by that employee’s standard bonus percentage. The employee’s actual bonus payout, if any, is then determined with reference to the standard bonus target, but is based on the individual’s performance toward achievement of individual, departmental and/or corporate goals as outlined by the employee’s supervisor.